Exhibit 4.18.1

Amendment No. 1
to License No. 17951 (registration series A 017215)
dated April 26, 2001

Legal address on the title page of the License shall read as follows:

“127083, Moscow, Ul. 8 Marta, 10, bldg. 14.”

First Deputy Minister of the Russian Federation for Telecommunications and Informatization	[Signature]	Yu.A. Pavlenko July 3, 2002

Deputy Head of the Department of the Organization of Licensing Activity	[Signature] [Seal]	N.M. Popov